UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2022

Atlas Air Worldwide Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16545	13-4146982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Westchester Avenue, Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) 914-701-8000
Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AAWW	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On August 4, 2022, Atlas Air Worldwide Holdings, Inc. issued a press release announcing its financial results for the quarter ended June 30, 2022, among other things. A copy of this press release is attached as Exhibit 99 to this Current Report on Form 8-K.

The information in this Current Report on Form 8-K, including Exhibit 99, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

99	Atlas Air Worldwide Holdings, Inc. press release, dated August 4, 2022, announcing its financial results for the quarter ended June 30, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

By:	/s/ Adam R. Kokas
	Name:	Adam R. Kokas
	Title:	Executive Vice President, General Counsel and Secretary

August 4, 2022

Exhibit 99

2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8000

FOR IMMEDIATE RELEASE

Contacts:	Investors – InvestorRelations@atlasair.com Media – CorpCommunications@atlasair.com

Atlas Air Worldwide
Reports Second-Quarter 2022 Results

●	Reported Net Income of $88.3 Million
●	Adjusted EBITDA of $215.6 Million
●	Adjusted Net Income of $97.3 Million

PURCHASE, N.Y., August 4, 2022 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced second-quarter 2022 net income of $88.3 million, or $2.65 per diluted share, compared with net income of $107.1 million, or $3.53 per diluted share, in the second quarter of 2021.

On an adjusted basis, EBITDA totaled $215.6 million in the second quarter this year compared with $243.7 million in the second quarter of 2021. Adjusted net income in the second quarter of 2022 totaled $97.3 million, or $3.36 per diluted share, compared with $121.8 million, or $4.10 per diluted share, in the second quarter of 2021.

Announced Transaction With Investor Group Led by Funds Managed by Affiliates of Apollo Global Management, Inc., Together With J.F. Lehman & Company, LLC and Hill City Capital LP

In a separate press release, Atlas Air Worldwide today announced that it has entered into a definitive agreement to be acquired by an investor group led by funds managed by affiliates of Apollo Global Management, Inc., together with investment affiliates of J.F. Lehman & Company, LLC and Hill City Capital LP. The transaction consideration of $102.50 per share in cash represents a 57% premium to the 30-day volume-weighted average trading price per share of Atlas Air Worldwide common stock as of July 29, 2022,1 and values Atlas Air Worldwide at an enterprise value of approximately $5.2 billion. Upon completion of the transaction, AAWW will become a privately held company and shares of Atlas Air Worldwide common stock will no longer be listed or publicly traded on the Nasdaq stock market. A copy of that press release is accessible by visiting Atlas Air Worldwide’s Investor site.

In light of the announced transaction with the investor group, Atlas Air Worldwide has cancelled the second quarter 2022 earnings call previously scheduled for Friday, August 5, 2022. The Company is not providing financial guidance for the third quarter and full year 2022.

[1]	July 29, 2022 represents the last full trading day prior to market speculation regarding a potential sale of the Company.

Second-Quarter Results

“We delivered second-quarter results in line with our expectations,” said Atlas Air Worldwide President and Chief Executive Officer John W. Dietrich. “Through the first half of the year, global airfreight volumes exceeded pre-pandemic levels, while capacity remains constrained, particularly on key long-haul cargo trade lanes.”

Revenue grew to $1.2 billion in the second quarter of 2022 compared with $990.4 million in the prior-year quarter. Volumes in the second quarter of 2022 totaled 83,922 block hours compared with 93,190 in the second quarter of 2021.

For the three months ended June 30, 2022, our reported net income totaled $88.3 million, or $2.65 per diluted share, compared with net income of $107.1 million, or $3.53 per diluted share, in the second quarter of 2021.

On an adjusted basis, EBITDA totaled $215.6 million in the second quarter this year compared with $243.7 million in the second quarter of 2021. Adjusted net income in the second quarter of 2022 totaled $97.3 million, or $3.36 per diluted share, compared with $121.8 million, or $4.10 per diluted share, in the second quarter of 2021.

Reported earnings in the second quarter of 2022 also included an effective income tax rate of 23.2%. On an adjusted basis, our results reflected an effective income tax rate of 22.5%.

Higher Airline Operations revenue primarily reflected an increase in the average rate per block hour, partially offset by a reduction in block hours flown. The higher average rate per block hour was primarily due to higher fuel prices and higher yields (net of fuel), including the impact of new and extended long-term contracts. Block hours decreased primarily due to a reduction in less profitable smaller gauge CMI service flying and our operation of fewer passenger flights, as well as operational disruptions related to an increase in COVID-19 cases late in the second quarter. The increase in cases adversely impacted our crew availability and our ability to position them due to the widespread and well-publicized cancellations of commercial passenger flights.

Airline Operations segment contribution decreased during the quarter primarily due to increased pilot costs related to our new collective bargaining agreement (CBA), higher premium pay for pilots operating in certain areas significantly impacted by COVID-19, as well as higher overtime pay related to an increase in COVID-19 cases late in the second quarter. In addition, segment contribution was negatively impacted by the operational disruptions related to the increase in cases as described in the segment revenue discussion above. These items were partially offset by higher yields (net of fuel), including the impact of new and extended long-term contracts, as well as lower heavy maintenance expense.

In Dry Leasing, segment revenue in the second quarter of 2022 was relatively unchanged compared with the prior-year period. Higher segment contribution was primarily due to lower interest expense related to the scheduled repayment of debt.

Unallocated income and expenses, net, decreased during the quarter primarily due to lower professional fees and lower interest expense related to our adoption of the amended accounting guidance for convertible notes, partially offset by a reduction in refunds of aircraft rent paid in previous years.

Half-Year Results

For the six months ended June 30, 2022, our reported net income totaled $169.8 million, or $5.03 per diluted share, compared with net income of $197.0 million, or $6.59 per diluted share, in the first half of 2021 (which included $40.9 million, $31.9 million after tax, of CARES Act grant income).

On an adjusted basis, EBITDA totaled $418.4 million in the first half of 2022 compared with $425.0 million in the first half of 2021. First-half 2022 adjusted net income totaled $186.0 million, or $6.35 per diluted share, compared with $194.0 million, or $6.55 per diluted share, in the first half of 2021.

Share Repurchases

As previously announced in February 2022, our Board of Directors approved a share repurchase program authorizing the repurchase of up to $200.0 million of our common stock.

In February 2022, we paid $100.0 million and received an initial delivery of 1,061,257 shares of our common stock pursuant to an accelerated share repurchase program (ASR). In April 2022, the ASR was settled and we received an additional 172,887 shares. In total, we repurchased 1,234,144 shares for $100.0 million at an average cost of $81.03 per share under this ASR.

In connection with the announced transaction, we have suspended our share repurchase program.

Fleet

During the second quarter, we took delivery of the first of our four new 747-8Fs. The remaining three aircraft are expected to be delivered throughout the balance of this year. As announced in February 2022, all four of these aircraft are placed with customers under attractive long-term agreements.

In addition, we look forward to the deliveries and placements of the four new 777-200LRFs, for which we are in advanced negotiations. We expect the first aircraft to be delivered late in the fourth quarter of this year and three more throughout 2023.

As previously disclosed, we are purchasing five of our existing 747-400Fs at the end of their leases during the course of this year, the first of which was acquired in March and the second in May. We expect to complete the remaining three aircraft acquisitions between August and December 2022.

Acquiring these widebody freighters underscores our confidence in the demand for international airfreight capacity, particularly in express, e-Commerce and fast-growing global markets, and will drive strong returns for Atlas in the years ahead.

Settlement of 2015 Convertible Notes

On June 1, 2022, the Company’s Convertible Notes issued in 2015 reached maturity.

To settle the Notes, Atlas delivered to holders $216.6 million in cash and 138,509 shares of our common stock. For the value above par, Atlas received 25,957 shares from the bank hedge counterparties, resulting in a net issuance of 112,552 shares.

Cash

At June 30, 2022, our cash, including cash equivalents and restricted cash, totaled $616.9 million compared with $921.0 million at December 31, 2021.

The change in position resulted from cash used for investing and financing activities, including $216.6 million related to the settlement of our 2015 Convertible Notes, $146.3 million for pre-delivery payments for our new aircraft and $100.0 million for our ASR, partially offset by cash provided by operating activities.

Net cash used for investing activities during the first six months of 2022 primarily related to  payments for flight equipment and modifications, including aircraft delivery and pre-delivery payments, as well as capital expenditures and spare engines.

Net cash used for financing activities during the period primarily related to payments on debt obligations and the ASR, partially offset by proceeds from debt issuance.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include Adjusted EBITDA; Adjusted net income; Adjusted Diluted EPS; Adjusted effective tax rate; and Free Cash Flow, which exclude certain noncash income and expenses, and items impacting year-over-year comparisons of our results. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for Net income; Diluted EPS; Effective tax rate; and Net Cash Provided by Operating Activities, which are the most directly comparable measures of performance prepared in accordance with U.S. GAAP, respectively.

Our management uses these non-GAAP financial measures in assessing the performance of the company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. For example:

●
Adjusted EBITDA; Adjusted net income; and Adjusted Diluted EPS provide a more comparable basis to analyze operating results and earnings and are measures commonly used by shareholders to measure our performance. In addition, management’s incentive compensation is determined, in part, by using Adjusted EBITDA and Adjusted net income.

●	Adjusted effective tax rate provides insight into the tax effects of our ongoing business operations.

●	Free Cash Flow helps investors assess our ability, over the long term, to create value for our shareholders as it represents cash available to execute our capital allocation strategy.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc. and Titan Aviation Holdings, Inc., and is the majority shareholder of Polar Air Cargo Worldwide, Inc. Our companies operate the world’s largest fleet of 747 freighter aircraft and provide customers the broadest array of Boeing 747, 777, 767 and 737 aircraft for domestic, regional and international cargo and passenger operations.

Atlas Air Worldwide’s press releases, SEC filings and other information may be accessed through the company’s home page, www.atlasairworldwide.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Those statements are based on management’s beliefs, plans, expectations and assumptions, and on information currently available to management. Generally, the words “will,” “may,” “should,” “could,” “would,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “project,” “estimate,” and similar expressions used in this release that do not relate to historical facts are intended to identify forward-looking statements.

Such forward-looking statements speak only as of the date of this release. They are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to effectively operate the network service contemplated by our agreements with Amazon; the possibility that Amazon may terminate its agreements with the companies; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives, pilots and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; changes in U.S. and non-U.S. government trade and tax policies; economic conditions; the impact of geographical events or health epidemics such as the COVID-19 pandemic; the impact of COVID-19 vaccine mandates; our compliance with the requirements and restrictions under the Payroll Support Program; the effects of any hostilities or act of war or any terrorist attack; significant data breach or disruption of our information technology systems; labor costs and relations, work stoppages and service slowdowns; financing costs; the cost and availability of war risk insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; geopolitical events; weather conditions; natural disasters; government legislation and regulation; border restrictions; consumer perceptions of the companies’ products and services; anticipated and future litigation; the risk that the proposed transaction may not be completed in a timely manner or at all; the failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction by Atlas Air Worldwide’s stockholders; the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the possibility that competing offers or acquisition proposals for Atlas Air Worldwide will be made; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require Atlas Air Worldwide to pay a termination fee; incurring substantial costs related to the proposed transaction, such as legal, accounting, financial advisory and integration costs; the effect of the announcement, pendency of the proposed transaction, or any failure to successfully complete the proposed transaction on Atlas Air Worldwide’s ability to attract, motivate or retain key executives, pilots and associates, its ability to maintain relationships with its customers, including Amazon.com, Inc., vendors, service providers and others with whom it does business, or its operating results and business generally; risks related to the proposed transaction diverting management’s attention from Atlas Air Worldwide’s ongoing business operations; the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; and (i) any other risks discussed in Atlas Air Worldwide’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”) and Atlas Air Worldwide’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed by Atlas Air Worldwide with the Securities and Exchange Commission (the “SEC”), and, in particular, the risk factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report and the Quarterly Report and (ii) other risk factors identified from time to time in other filings with the SEC. Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2022 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law and expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Participants in the Solicitation

Atlas Air Worldwide and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Atlas Air Worldwide in favor of the proposed transaction. Information about Atlas Air Worldwide’s directors and executive officers is set forth in Atlas Air Worldwide’s Proxy Statement on Schedule 14A for its 2022 Annual Meeting of Shareholders, which was filed with the SEC on April 15, 2022. To the extent holdings of Atlas Air Worldwide’s securities by its directors or executive officers have changed since the amounts set forth in such 2022 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  Additional information concerning the interests of Atlas Air Worldwide’s participants in the solicitation, which may, in some cases, be different than those of Atlas Air Worldwide’s stockholders generally, will be set forth in Atlas Air Worldwide’s proxy statement relating to the proposed transaction when it becomes available.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in respect of the proposed acquisition of Atlas Air Worldwide by Rand Parent, LLC. In connection with the proposed transaction, Atlas Air Worldwide intends to file relevant materials with the SEC, including Atlas Air Worldwide’s proxy statement in preliminary and definitive form. INVESTORS AND STOCKHOLDERS OF ATLAS AIR WORLDWIDE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ATLAS AIR WORLDWIDE’S PROXY STATEMENT (IF AND WHEN AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are or will be able to obtain the documents (if and when available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Atlas Air Worldwide by directing a request to Atlas Air Worldwide Investor Relations, 2000 Westchester Avenue, Purchase, NY or at tel: +1 914 701 8200 or email: InvestorRelations@atlasair.com.

No Offer or Solicitation

This release is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

*     *     *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021

Operating Revenue	$1,179,971	$990,432	$2,217,127	$1,851,732

Operating Expenses
Aircraft fuel	385,882	214,269	630,219	377,820
Salaries, wages and benefits	285,906	208,366	583,925	410,980
Maintenance, materials and repairs	108,055	132,547	226,954	253,680
Depreciation and amortization	74,358	66,661	146,560	134,450
Travel	52,719	39,947	95,487	77,619
Navigation fees, landing fees and other rent	39,091	47,409	78,445	92,296
Passenger and ground handling services	34,747	41,504	69,683	81,569
Aircraft rent	12,613	17,687	25,608	38,443
Loss (gain) on disposal of flight equipment	19	—	(6,221)	16
Special charge	—	—	2,633	—
Transaction-related expenses	—	117	—	318
Other	54,435	61,848	110,292	120,260
Total Operating Expenses	1,047,825	830,355	1,963,585	1,587,451

Operating Income	132,146	160,077	253,542	264,281

Non-operating Expenses (Income)
Interest income	(873)	(189)	(1,113)	(400)
Interest expense	19,924	26,992	40,347	54,172
Capitalized interest	(3,339)	(1,850)	(7,103)	(3,121)
Loss on early extinguishment of debt	689	—	689	—
Unrealized loss on financial instruments	—	—	—	113
Other (income) expense, net	837	(4,854)	219	(44,310)
Total Non-operating Expenses (Income)	17,238	20,099	33,039	6,454

Income before income taxes	114,908	139,978	220,503	257,827
Income tax expense	26,650	32,868	50,734	60,784

Net Income	$88,258	$107,110	$169,769	$197,043
Earnings per share:
Basic	$3.12	$3.69	$5.95	$6.85

Diluted	$2.65	$3.53	$5.03	$6.59
Weighted average shares:
Basic	28,243	29,011	28,547	28,752

Diluted	33,679	30,319	34,184	29,900

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$606,567	$910,965
Restricted cash	10,361	10,052
Accounts receivable, net of allowance of $3,929 and $4,003, respectively	279,033	305,905
Prepaid expenses, assets held for sale and other current assets	97,057	99,100
Total current assets	993,018	1,326,022
Property and Equipment
Flight equipment	5,752,365	5,449,100
Ground equipment	107,302	101,824
Less: accumulated depreciation	(1,415,347)	(1,319,636)
Flight equipment purchase deposits and modifications in progress	365,920	352,422
Property and equipment, net	4,810,240	4,583,710
Other Assets
Operating lease right-of-use assets	122,993	138,744
Deferred costs and other assets	310,976	329,971
Intangible assets, net and goodwill	61,781	64,796
Total Assets	$6,299,008	$6,443,243

Liabilities and Equity
Current Liabilities
Accounts payable	$83,771	$82,885
Accrued liabilities	654,498	641,978
Current portion of long-term debt and finance leases	355,595	639,811
Current portion of long-term operating leases	55,138	55,383
Total current liabilities	1,149,002	1,420,057
Other Liabilities
Long-term debt and finance leases	1,720,082	1,655,075
Long-term operating leases	138,704	166,022
Deferred taxes	397,890	354,798
Financial instruments and other liabilities	28,764	37,954
Total other liabilities	2,285,440	2,213,849
Commitments and contingencies
Equity
Stockholders’ Equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 35,227,975 and 34,707,860 shares issued, 28,320,835 and 29,215,702 shares outstanding (net of treasury stock), as of June 30, 2022 and December 31, 2021, respectively	352	347
Additional paid-in capital	863,014	934,516
Treasury stock, at cost; 6,907,140 and 5,492,158 shares, respectively	(337,635)	(225,461)
Accumulated other comprehensive income (loss)	75	(511)
Retained earnings	2,338,760	2,100,446
Total stockholders’ equity	2,864,566	2,809,337
Total Liabilities and Equity	$6,299,008	$6,443,243

1.
Balance sheet debt at June 30, 2022 totaled $2,075.7 million, including the impact of debt issuance costs of $20.2 million, compared with $2,294.9 million, including the impact of $31.5 million of unamortized discount and debt issuance costs of $22.7 million at December 31, 2021.

2.	The face value of our debt at June 30, 2022 totaled $2,095.9 million, compared with $2,349.1 million on December 31, 2021.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Six Months Ended
	June 30, 2022	June 30, 2021
Operating Activities:
Net Income	$169,769	$197,043

Adjustments to reconcile Net Income to net cash provided by operating activities:
Depreciation and amortization	172,449	172,216
Reversal of expected credit losses	(6)	(381)
Loss on early extinguishment of debt	689	—
Special charge	2,633	—
Unrealized loss on financial instruments	—	113
Loss (gain) on disposal of flight equipment	(6,221)	16
Deferred taxes	49,981	60,086
Stock-based compensation	5,656	7,466
Changes in:
Accounts receivable	28,676	(24,730)
Prepaid expenses, current assets and other assets	(15,806)	(12,452)
Accounts payable, accrued liabilities and other liabilities	18,168	(56,271)
Net cash provided by operating activities	425,988	343,106
Investing Activities:
Capital expenditures	(54,193)	(43,359)
Purchase deposits and payments for flight equipment and modifications	(329,774)	(224,922)
Investment in joint ventures	(5,288)	(1,636)
Proceeds from disposal of flight equipment	13,500	1,850
Net cash used for investing activities	(375,755)	(268,067)
Financing Activities:
Proceeds from debt issuance	230,000	23,948
Payment of debt issuance costs	(2,176)	(1,257)
Payments of debt and finance lease obligations	(478,940)	(171,223)
Purchase of treasury stock	(100,000)	—
Customer maintenance reserves and deposits received	8,859	9,029
Customer maintenance reserves paid	—	(23,932)
Treasury shares withheld for payment of taxes	(12,065)	(7,432)
Net cash used for financing activities	(354,322)	(170,867)
Net decrease in cash, cash equivalents and restricted cash	(304,089)	(95,828)
Cash, cash equivalents and restricted cash at the beginning of period	921,017	856,281
Cash, cash equivalents and restricted cash at the end of period	$616,928	$760,453

Noncash Investing and Financing Activities:

Acquisition of property and equipment included in Accounts payable and accrued liabilities	$—	$7,928
Acquisition of property and equipment acquired under operating leases	$488	$8,875
Acquisition of flight equipment under finance leases	$3,154	$121,313
Issuance of shares related to settlement of warrant liability	$—	$31,582
Issuance of shares related to settlement of convertible notes	$7,901	$—

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating Revenue:
Airline Operations	$1,142,731	$955,861	$2,138,086	$1,782,101
Dry Leasing	41,314	40,404	87,484	80,768
Customer incentive asset amortization	(9,864)	(11,443)	(19,915)	(21,924)
Other	5,790	5,610	11,472	10,787
Total Operating Revenue	$1,179,971	$990,432	$2,217,127	$1,851,732

Direct Contribution:
Airline Operations	$196,331	$231,793	$382,150	$400,943
Dry Leasing	12,646	10,766	29,555	21,329
Total Direct Contribution for Reportable Segments	208,977	242,559	411,705	422,272

Unallocated income and (expenses), net	(93,361)	(102,464)	(194,101)	(163,998)
Loss on early extinguishment of debt	(689)	—	(689)	—
Unrealized loss on financial instruments	—	—	—	(113)
Special charge	—	—	(2,633)	—
Transaction-related expenses	—	(117)	—	(318)
Gain (loss) on disposal of flight equipment	(19)	—	6,221	(16)
Income before income taxes	114,908	139,978	220,503	257,827

Add back (subtract):
Interest income	(873)	(189)	(1,113)	(400)
Interest expense	19,924	26,992	40,347	54,172
Capitalized interest	(3,339)	(1,850)	(7,103)	(3,121)
Loss on early extinguishment of debt	689	—	689	—
Unrealized loss on financial instruments	—	—	—	113
Other (income) expense, net	837	(4,854)	219	(44,310)
Operating Income	$132,146	$160,077	$253,542	$264,281

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct operating and ownership costs. Atlas Air Worldwide currently has the following reportable segments: Airline Operations and Dry Leasing.

Direct Contribution consists of income (loss) before taxes, excluding loss on early extinguishment of debt, unrealized loss on financial instruments, special charge, transaction-related expenses, loss (gain) on disposal of flight equipment, nonrecurring items, and unallocated expenses and (income), net.

Direct operating and ownership costs include crew costs, maintenance, fuel, ground operations, sales costs, aircraft rent, interest expense on the portion of debt used for financing aircraft, interest income on debt securities, and aircraft depreciation.

Unallocated expenses and (income), net include corporate overhead, nonaircraft depreciation, noncash expenses and income, interest expense on the portion of debt used for general corporate purposes, interest income on nondebt securities, capitalized interest, foreign exchange gains and losses, other revenue, other nonoperating costs and CARES Act grant income.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2022	June 30, 2021	Percent Change

Net Income	$88,258	$107,110	(17.6)%
Impact from:
Customer incentive asset amortization	9,864	11,443
Noncash expenses and income, net[1]	—	4,746
Other, net[2]	708	696
Income tax effect of reconciling items	(1,580)	(2,220)
Adjusted Net Income	$97,250	$121,775	(20.1)%

Weighted average diluted shares outstanding	33,679	30,319
Less: effect of convertible notes hedges[3]	(4,731)	(608)
Adjusted weighted average diluted shares outstanding	28,948	29,711
Adjusted Diluted EPS	$3.36	$4.10	(18.0)%

	For the Six Months Ended
	June 30, 2022	June 30, 2021	Percent Change
Net Income	$169,769	$197,043	(13.8)%
Impact from:
CARES Act grant income[4]	—	(40,944)
Customer incentive asset amortization	19,915	21,924
Adjustments to CBA paid time-off benefits[5]	2,154	—
Special charge[6]	2,633	—
Noncash expenses and income, net[1]	—	9,418
Unrealized loss on financial instruments	—	113
Other, net[2]	(5,532)	1,025
Income tax effect of reconciling items	(2,909)	5,411
Adjusted Net Income	$186,030	$193,990	(4.1)%

Weighted average diluted shares outstanding	34,184	29,900
Less: effect of convertible notes hedges[3]	(4,881)	(304)
Adjusted weighted average diluted shares outstanding	29,303	29,596
Adjusted Diluted EPS	$6.35	$6.55	(3.1)%

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2022	June 30, 2021	Percent Change

Income before income taxes	$114,908	$139,978	(17.9)%
Impact from:
Customer incentive asset amortization	9,864	11,443
Noncash expenses and income, net[1]	—	4,746
Other, net[2]	708	696
Adjusted income before income taxes	125,480	156,863	(20.0)%
Interest (income) expense, net	15,712	20,207
Other (income) expense, net	837	(4,854)
Adjusted operating income	$142,029	$172,216	(17.5)%

Income tax expense	$26,650	$32,868
Income tax effect of reconciling items	(1,580)	(2,220)
Adjusted income tax expense	28,230	35,088

Adjusted income before income taxes	$125,480	$156,863
Effective tax expense rate	23.2%	23.5%
Adjusted effective tax expense rate	22.5%	22.4%

	For the Six Months Ended
	June 30, 2022	June 30, 2021	Percent Change

Income before income taxes	$220,503	$257,827	(14.5)%
Impact from:
CARES Act grant income[4]	—	(40,944)
Customer incentive asset amortization	19,915	21,924
Adjustments to CBA paid time-off benefits[5]	2,154	—
Special charge[6]	2,633	—
Noncash expenses and income, net[1]	—	9,418
Unrealized loss on financial instruments	—	113
Other, net[2]	(5,532)	1,025
Adjusted income before income taxes	239,673	249,363	(3.9)%
Interest (income) expense, net	32,131	41,233
Other (income) expense, net	219	(3,366)
Adjusted operating income	$272,023	$287,230	(5.3)%
Income tax expense	$50,734	$60,784
Income tax effect of reconciling items	(2,909)	5,411
Adjusted income tax expense	53,643	55,373

Adjusted income before income taxes	$239,673	$249,363
Effective tax expense rate	23.0%	23.6%
Adjusted effective tax expense rate	22.4%	22.2%

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2022	June 30, 2021	Percent Change

Net Income	$88,258	$107,110	(17.6)%
Interest expense, net	15,712	24,953
Depreciation and amortization	74,358	66,661
Income tax expense	26,650	32,868
EBITDA	204,978	231,592
Customer incentive asset amortization	9,864	11,443
Other, net[2]	708	696
Adjusted EBITDA	$215,550	$243,731	(11.6)%

	For the Six Months Ended
	June 30, 2022	June 30, 2021	Percent Change

Net Income	$169,769	$197,043	(13.8)%
Interest expense, net	32,131	50,651
Depreciation and amortization	146,560	134,450
Income tax expense	50,734	60,784
EBITDA	399,194	442,928
CARES Act grant income[4]	—	(40,944)
Customer incentive asset amortization	19,915	21,924
Adjustments to CBA paid time-off benefits[5]	2,154	—
Special charge[6]	2,633	—
Unrealized loss on financial instruments	—	113
Other, net[2]	(5,532)	1,025
Adjusted EBITDA	$418,364	$425,046	(1.6)%

1.	Noncash expenses and income, net in 2021 primarily related to amortization of debt discount on the convertible notes.

2.
Other, net in 2022 primarily related to a gain on the sale of six spare CF6-80 engines previously held for sale and a loss on early extinguishment of debt.  Other, net in 2021 primarily related to costs associated with our acquisition of an airline and leadership transition costs.

3.
Represents the economic benefit from our convertible notes hedges in offsetting dilution from our convertible notes as we concluded that generally there would be no economic dilution result from conversion of each of the convertible notes when our stock price is below the exercise price of the respective convertible note warrants.

4.	CARES Act grant income in 2021 related to income associated with the Payroll Support Program.

5.	Adjustments to CBA paid time-off benefits in 2022 are related to our new CBA.

6.	Special charge in 2022 represented a charge related to two CF6-80 engines Dry Leased to a customer.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2022	June 30, 2021
Net Cash Provided by Operating Activities	$218,149	$254,981
Less:
Capital expenditures	24,298	16,697
Capitalized interest	3,339	1,850
Free Cash Flow[1]	$190,512	$236,434

	For the Six Months Ended
	June 30, 2022	June 30, 2021
Net Cash Provided by Operating Activities	$425,988	$343,106
Less:
Capital expenditures	54,193	43,359
Capitalized interest	7,103	3,121
Free Cash Flow[1]	$364,692	$296,626

1.	Free Cash Flow = Net Cash from Operations minus Core Capital Expenditures and Capitalized Interest.

Core Capital Expenditures excludes purchases of aircraft.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/	For the Six Months Ended		Increase/
	June 30, 2022	June 30, 2021	(Decrease)	June 30, 2022	June 30, 2021	(Decrease)
Block Hours
Airline Operations
Cargo	79,922	87,675	(7,753)	158,347	170,784	(12,437)
Passenger	3,285	4,713	(1,428)	6,591	8,362	(1,771)
Other	715	802	(87)	1,610	2,567	(957)
Total Block Hours	83,922	93,190	(9,268)	166,548	181,713	(15,165)

Revenue Per Block Hour
Airline Operations	$13,734	$10,346	$3,388	$12,963	$9,948	$3,015
Cargo	$13,448	$9,903	$3,545	$12,677	$9,525	$3,152
Passenger	$20,679	$18,590	$2,089	$19,832	$18,576	$1,256

Average Utilization (block hours per day)
Airline Operations
Cargo	10.2	10.8	(0.6)	10.2	10.4	(0.2)
Passenger	3.5	5.2	(1.7)	3.5	4.6	(1.1)
All Operating Aircraft[1]	9.5	10.3	(0.8)	9.6	10.0	(0.4)
Fuel
Charter
Average fuel cost per gallon	$3.83	$1.92	$1.91	$3.32	$1.82	$1.50
Fuel gallons consumed (000s)	100,860	111,818	(10,958)	190,058	207,404	(17,346)

1.	Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended		Increase/	For the Six Months Ended		Increase/
	June 30, 2022	June 30, 2021	(Decrease)	June 30, 2022	June 30, 2021	(Decrease)
Segment Operating Fleet (average air craft equivalents during the period)
Airline Operations[1]
747-8F Cargo	10.3	10.0	0.3	10.1	10.0	0.1
747-400 Cargo	34.7	34.6	0.1	34.6	34.2	0.4
747-400 Dreamlifter	0.3	1.3	(1.0)	0.3	1.2	(0.9)
747-400 Passenger	4.6	5.0	(0.4)	4.7	4.9	(0.2)
777-200 Cargo	9.0	9.0	—	9.0	9.0	—
767-300 Cargo	24.0	24.0	—	24.0	24.0	—
767-300 Passenger	5.7	4.9	0.8	5.6	4.9	0.7
767-200 Cargo	—	2.4	(2.4)	—	4.0	(4.0)
767-200 Passenger	—	—	—	—	0.3	(0.3)
737-800 Cargo	8.0	8.0	—	8.0	8.0	—
Total	96.6	99.2	(2.6)	96.3	100.5	(4.2)
Dry Leasing
777-200 Cargo	7.0	7.0	—	7.0	7.0	—
767-300 Cargo	21.0	21.0	—	21.0	21.0	—
737-300 Cargo	—	1.0	(1.0)	—	1.0	(1.0)
Total	28.0	29.0	(1.0)	28.0	29.0	(1.0)
Less: Aircraft Dry Leased to CMI customers	(21.0)	(21.0)	—	(21.0)	(21.0)	—
Total Operating Average Aircraft Equivalents	103.6	107.2	(3.6)	103.3	108.5	(5.2)

1.	Airline Operations average fleet excludes spare aircraft provided by CMI customers.